UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ROPER INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROPER INDUSTRIES, INC.

6901 Professional Parkway East, Suite 200

Sarasota, Florida 34240

941-556-2601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 24, 2013

To Our Stockholders:

Notice is hereby given that the 2013 Annual Meeting (the “Annual Meeting”) of Stockholders of Roper Industries, Inc. (the “Company”) will be held at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 on Friday, May 24, 2013, at noon local time, for the following purposes:

1.	To elect three directors;

2.	To consider, on a non-binding, advisory basis, a resolution approving the compensation of our named executive officers;

3.	To consider a proposal to amend the Company’s Certificate of Incorporation to provide for the annual election of all directors;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the year ending December 31, 2013; and

5.	To transact any other business properly brought before the meeting.

The Company recommends that you vote: “FOR” all of the director nominees; “FOR” the approval of the compensation to our named executive officers; “FOR” the amendment to the Company’s Certificate of Incorporation; and “FOR” the appointment of PricewaterhouseCoopers as independent accountants.

Only stockholders of record at the close of business on April 12, 2013 will be entitled to vote at the Annual Meeting or any adjourned meeting, and these stockholders will be entitled to vote whether or not they have transferred any of their shares of the Company’s Common Stock since that date.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF STOCK YOU OWN. STOCKHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE BY TELEPHONE, VIA THE INTERNET, OR BY MAIL. INSTRUCTIONS FOR EACH OF THESE METHODS AND THE CONTROL NUMBER THAT YOU WILL NEED ARE PROVIDED ON THE PROXY CARD.

By Order of the Board of Directors

David B. Liner Secretary

Sarasota, Florida

April [    ], 2013

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to be held on May 24, 2013.

This Proxy Statement and the Roper Industries, Inc. 2012 Annual Report

to Stockholders are available at:

www.roperind.com

ROPER INDUSTRIES, INC.

6901 Professional Parkway East, Suite 200

Sarasota, Florida 34240

941-556-2601

PROXY STATEMENT

GENERAL

This Proxy Statement is being furnished to stockholders of Roper Industries, Inc. (the “Company” or “Roper”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or “Board”) for use at the Annual Meeting of Stockholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about April 24, 2013. All stockholders are urged to read this Proxy Statement carefully and in its entirety.

Annual Meeting Information

The Annual Meeting will be held on May 24, 2013, at noon local time, at our corporate office located at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240.

Solicitation of Proxies

The enclosed proxy is solicited by the Board of Directors. Roper will bear the costs of proxy solicitation. In addition to soliciting proxies by use of the mail, its directors, officers and employees may devote part of their time, without additional compensation, for solicitation by fax, email or telephone calls. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to beneficial owners and for reimbursement of their out-of-pocket and clerical expenses incurred in that connection. The Company has engaged Georgeson Inc. as the proxy solicitor for the Annual Meeting for a fee of approximately $9,500 plus reasonable expenses.

Where multiple stockholders share the same address, only one copy of this Proxy Statement and Annual Report will be mailed to that address unless Roper has been notified by such stockholders of their desire to receive multiple copies of the Proxy Statement and Annual Report. If you share an address with another stockholder and wish to receive a separate Proxy Statement and Annual Report, you may instruct Roper to provide a separate Proxy Statement and Annual Report by writing to the attention of the Secretary at the address set forth in the following paragraph or by calling 941-556-2601. Stockholders who share the same address and already receive multiple copies of the Proxy Statement and Annual Report but prefer to receive a single copy may contact Roper at the same address and phone number to make such a request.

The mailing address of the Company’s principal executive office is Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240. This Proxy Statement is accompanied by the Company’s 2012 Annual Report to Stockholders, which includes our Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (“SEC”) on February 25, 2013. Additional copies of the Annual Report are available upon written request mailed to the attention of the Secretary at the above address. In addition, the Form 10-K and exhibits are available on the internet at www.sec.gov. The Annual Report is not part of these proxy soliciting materials.

Record Date; Voting Rights

Only stockholders of record of the Company’s Common Stock at the close of business on April 12, 2013 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting on all matters. We have one class of voting securities outstanding, which is designated as Common Stock, and each share of Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. At the close of business on the Record Date, the Company had [ ] shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, “broker non-votes” and stockholders of record who are present at the meeting in person or by proxy and who abstain at the Annual Meeting are considered stockholders who are present and count toward the quorum. If there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned to permit the further solicitation of proxies.

Under the rules of the New York Stock Exchange (the “NYSE”), banks, brokers and other nominees who hold shares in “street name” for beneficial owners have discretionary authority to vote on routine proposals when they have not received instructions from beneficial owners. The ratification of the appointment of independent auditors is a routine proposal. If you do not provide voting instructions, the institution holding your shares may either leave the shares unvoted (a “broker non-vote”) or vote the shares in its discretion. The following proposals are not considered routine proposals, so banks, brokers and other nominees do not have discretionary authority to vote on these matters when they have not received instructions from beneficial owners: (i) the election of directors, (ii) the advisory vote on the approval of compensation to our named executive officers; and (iii) the amendment to the Company’s Certificate of Incorporation. If your shares are held through a broker, bank, or other nominee, please be sure to follow the voting instructions that you receive from that institution. The holder will not be able to vote your shares on any of the proposals except the appointment of PricewaterhouseCoopers LLP unless you have provided voting instructions.

With regard to the election of directors, each director will be elected by a majority of the votes cast with respect to such director (except in the case of contested elections, in which case directors are elected by a plurality). A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Broker non-votes and abstentions will have no impact as they are not counted as votes cast for this purpose. If an incumbent director fails to receive a majority of the votes cast, the director will tender his or her resignation to the Board. The Nominating and Governance Committee or another committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will publicly disclose its decision regarding the resignation within 90 days after the election results are certified.

The vote on the approval of compensation to our named executive officers is an advisory vote and non-binding on the Company. If the majority of the shares present and entitled to vote are cast in favor of the approval, then it will be deemed to be the approval of the stockholders. Abstentions will have the effect of a vote against the proposal. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

The affirmative vote of the majority of the shares outstanding is required to approve the amendment to the Company’s Certificate of Incorporation. Abstentions and broker non-votes will have the effect of votes against the proposal.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company. Abstentions will have the effect of a vote against this proposal. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by an inspector of election designated by the Board of Directors.

You are urged to promptly vote by internet or by telephone, or by completing, signing, dating and returning your proxy card in the envelope enclosed for that purpose. Proxies will be voted in accordance with your directions. If a proxy is signed but no directions are given, it will be voted as follows:

(1)	“FOR” the election of the nominees named herein for director;

(2)	“FOR” the approval of the compensation of our named executive officers;

(3)	“FOR” the amendment to the Company’s Certificate of Incorporation; and

(4)	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Revocation of Proxies

You may revoke your proxy at any time prior to its exercise by filing a written notice of revocation with the Secretary of the Company or by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership to vote personally at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Roper’s Certificate of Incorporation provides that the Board of Directors shall consist of such number of members as may be fixed, from time to time, by the Board of Directors, but not less than the minimum number required under Delaware law. The Board of Directors has currently fixed the number of directors at eight. The Certificate of Incorporation currently provides that the Board of Directors shall be divided into three classes of directors, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of stockholders and each class serving a three-year term.

The terms of office for Brian D. Jellison, David W. Devonshire and John F. Fort III expire at this Annual Meeting. Upon recommendation of the Company’s independent Nominating and Governance Committee, the Board of Directors has nominated Messrs. Jellison, Devonshire and Fort to stand for election as directors for terms expiring at the 2016 Annual Meeting of Stockholders.

In the event any nominee is unable to serve (which is not anticipated), the proxy will be voted for a substitute nominee selected by the Board of Directors, or the Board may choose to reduce its size.

Certain information about the nominees whose current terms will expire in 2013, and about the directors whose terms continue, is set forth below. Such information includes the experience, qualifications and skills that each individual brings to the Board.

Nominees For Re-election

For a term to expire at the Annual Meeting in 2016

David W. Devonshire Director since 2002 Committees: ¡ Audit (Chair) ¡ Executive

Professional Experience

Mr. Devonshire, 67, served as an Executive Vice President and Chief Financial Officer of Motorola, Inc., a telecommunications company, from April 2002 until his retirement in December 2007. Prior to Motorola, Mr. Devonshire served as Executive Vice President and Chief Financial Officer of Ingersoll-Rand Company, a global diversified industrial company, and as Senior Vice President and Chief Financial Officer of Owens Corning, an innovator of glass fiber technology.

Other Boards and Appointments

Mr. Devonshire currently serves as a director of Meritor, Inc, Arbitron, Inc., and Career Education Corporation. He also serves on the Advisory Boards of CFO Magazine and L.E.K. Consulting. He is the Principal Financial Advisor to Harrison Street Capital, a private investment company.

Director Qualifications

Mr. Devonshire’s strong background in finance and accounting, IT, Strategic Planning, and mergers and acquisitions, as well as his past experience as the chief financial officer of other public companies, provides the Board with financial expertise and insight.

John F. Fort, III Director since 1995 Committees: ¡ Audit ¡ Nominating and Governance

Professional Experience

Mr. Fort, 71, has been self-employed since 1993. Mr. Fort served as Chairman and Chief Executive Officer at Tyco International Ltd., a provider of diversified industrial products and services, from 1982 until his retirement from the company in January 1993, and served as an advisor to Tyco’s Board of Directors from March 2003 to March 2004.

Other Boards and Appointments Mr. Fort served as a trustee of the Brown Foundation, a charitable organization primarily focused on advancing education and the arts in Texas, from 2000 to 2009.

Director Qualifications

Mr. Fort’s leadership experience as the CEO of a diversified industrial company and in-depth knowledge of the Company gives the Board perspective on important issues, including business strategy and acquisitions.

Brian D. Jellison President and Chief Executive Officer since 2001 Chairman since 2003 Committees: ¡ Executive

Professional Experience

Mr. Jellison, 67, is our President and CEO. He previously served as Corporate Executive Vice President at Ingersoll-Rand, a global diversified industrial company from January 1998 to July 2001. During his 26-year career with Ingersoll-Rand, Mr. Jellison served in a variety of senior level positions and assumed the principal responsibility for completing and integrating a variety of public and private new business acquisitions.

Other Boards and Appointments

Mr. Jellison served as a director of Champion Enterprises, Inc. from 1999 to 2009.

Director Qualifications

Mr. Jellison’s active involvement in Roper’s operations provides the Board with specific knowledge of the business and its challenges and prospects. As the Chairman of the Board, his deep understanding of the organization and its strategic focus has provided key leadership and guidance for the Company’s growth.

Incumbent Directors

whose terms expire at the 2014 Annual Meeting

Richard F. Wallman Director since 2007 Committees: ¡ Nominating and Governance (Chair) ¡ Executive

Professional Experience

Mr. Wallman, 62, served as the Chief Financial Officer and Senior Vice President of Honeywell International Inc., a provider of diversified industrial technology and manufacturing products, and its predecessor AlliedSignal, from March 1995 to July 2003. Mr. Wallman has also served in senior financial positions with IBM and Chrysler Corporation.

Other Boards and Appointments
Mr. Wallman currently serves as a director of Convergys Corporation, Dana Holding Corp., Tornier N.V., and Charles River Laboratories International, Inc. and has formerly served as a director of Ariba, Inc., from 2002 to 2012, and Hayes-Lemmerz International and Lear Corporation from 2003 to 2009.
Director Qualifications
Mr. Wallman’s extensive financial background brings to the Board a significant understanding of the financial issues and risks that affect the Company. Mr. Wallman also serves on the boards of other diverse publicly held companies, which gives him a multi- industry perspective and exposure to developments and issues that impact the management and operations of a global business.
Christopher Wright Director since 1991 Committees: ¡ Audit ¡ Nominating and Governance	Professional Experience
Mr. Wright, 55, is the Chairman of EMAlternatives LLC, a Washington, DC private equity asset management firm focused on emerging markets and a director of Merifin Capital Group, a private European investment firm. Until mid-2003 he served as Head of Global Private Equity for Dresdner Kleinwort Capital and was a Group Board Member of Dresdner Kleinwort Benson overseeing alternative assets in developed and emerging markets. He acted as Chairman of various investment funds prior to and following the latter’s integration with Allianz A.G.

Other Boards and Appointments
Mr. Wright currently serves as a director of Artio Global Investors Inc. (NYSE), IDOX PLC (AIM) and Yatra Capital Ltd (EuroNext). He also serves as non-executive Chairman of Maxcess International Corporation and is a Foundation Fellow of Corpus Christi College, Oxford.
Director Qualifications
Mr. Wright offers a global perspective to the Board gained from his international and private equity experience. He also provides the Board with knowledge of current financial issues and risks affecting international business operations.

Incumbent Directors

whose terms expire at the 2015 Annual Meeting

Robert D. Johnson Director since 2005 Committees: • Compensation (Chair) • Executive	Professional Experience
Mr. Johnson, 65, was Chief Executive Officer of Dubai Aerospace Enterprise Ltd., a global aviation corporation, from August 2006 to July 2008. Mr. Johnson served as Chairman of Honeywell Aerospace, the aviation segment of Honeywell International Inc., from January 2005 to January 2006, and as its President and Chief Executive Officer from 1999 to 2005. Mr. Johnson worked at Honeywell’s predecessor, AlliedSignal, rising to the position of President and Chief Executive Officer of AlliedSignal Aerospace. Mr. Johnson has held management positions with AAR Corporation and GE Aircraft Engines.

Other Boards and Appointments

Mr. Johnson currently serves as a director of Spirit AeroSystems and Spirit Airlines, and formerly served as a director of Ariba, Inc. from 2005 to 2012.

Director Qualifications
Mr. Johnson brings valuable knowledge in marketing, sales and production from his diversified career experiences. His management leadership skills provide the Board with guidance in compensation and management issues.

Robert E. Knowling, Jr. Director since 2008 Committees: ¡ Compensation	Professional Experience
Mr. Knowling, 57, is the Chairman of Eagles Landing Partners, a strategic management consulting company. From June 2005 to May 2009, Mr. Knowling served as Chief Executive Officer and director of Telwares, a leading provider of telecommunication spend management solutions. Mr. Knowling has served as the CEO of the NYC Leadership Academy, and in various executive capacities with SimDesk Technologies, Inc., and Covad Communications Company.

Other Boards and Appointments
Mr. Knowling currently serves as a director of The Bartech Group and Heidrick & Struggles International, and formerly served as a director of Aprimo, Inc. from 2008 to 2011 and as Lead Director of Ariba, Inc. from 2000 to 2012.

Director Qualifications

Mr. Knowling brings a unique perspective to the Board based on his involvement in telecommunications and high-growth technology companies. He also has significant operational and management skills, and his experience as a director of several other public companies enables him to provide guidance on corporate governance issues.

Wilbur J. Prezzano Director since 1997 Committees: ¡ Compensation ¡ Nominating and Governance	Professional Experience
Mr. Prezzano, 72, retired in January 1997 from Eastman Kodak Company, a supplier of imaging material and services, as its board Vice-Chairman and as Chairman and President of its greater China region businesses. During his 32-year career with Eastman Kodak Company, Mr. Prezzano served in various executive capacities and also served as a director from 1992 to 1997.
Other Boards and Appointments
Mr. Prezzano currently serves as the Lead Independent Director of Snyder’s-Lance, Inc., and as a director of TD Bank Financial Group, TD Ameritrade Holding Corporation, and EnPro Industries, Inc. and formerly served as a director of TD Banknorth, Inc. Mr. Prezzano recently served as a Board Trustee and Treasurer of Charleston Day School.
Director Qualifications
Mr. Prezzano has a strong background in management and experience in other international operations. Through his service on the boards of directors of several other companies in diverse industries, Mr. Prezzano provides the Board with a broad-based understanding important to the Company’s growth and operations.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Roper’s Corporate Governance Guidelines reflect the Board of Directors’ commitment to monitor the effectiveness of the Board of Directors’ and its Committees’ in exercising their responsibilities.

Business Code of Ethics and Standard of Conduct

Roper has a Business Code of Ethics and Standards of Conduct (the “Code of Ethics”). The Code of Ethics addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); and corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets; and encourages the reporting of any illegal or unethical behavior. Any amendments to, or waivers of, the Code of Ethics will be disclosed on Roper’s website promptly following the date of such amendment or waiver as required by law.

Director Independence

The Board of Directors has a majority of independent directors as defined by the listing standards of the NYSE. As required by the director independence standards, the Board of Directors reviewed and analyzed the independence of each director in March 2013. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examined transactions and relationships between directors or their affiliates and Roper or Roper’s management. As a result of this review, on March 14, 2013, the Board of Directors affirmatively determined that all directors are independent, except for Mr. Jellison, and that each member of the Audit, Compensation, and Nominating and Governance Committees is independent for purposes of serving on such committees. In addition, although Mr. Devonshire serves on the audit committees of three or more publicly traded companies, the Board of Directors determined that such simultaneous service does not impair his ability to serve on Roper’s Audit Committee.

Nominating Process

The three directors standing for election at the Annual Meeting were unanimously nominated by the Board of Directors. Roper’s independent Nominating and Governance Committee, acting under its charter, determines the desired skills, ability, judgment, diversity (including gender and ethnicity as well as background and experience) and other criteria deemed appropriate for service as a director and is responsible for recommending new director candidates and re-nomination of existing directors based on those criteria, which includes, but is not limited to: high personal and professional ethics, integrity and values; knowledge of Company’s business environment; sound judgment and analytical ability; skills and experience in the context of the needs of the Board of Directors; breadth of business experience; and whether the candidate meets the independence requirements of NYSE. The Company frequently engages a third party to assist in identifying potential nominees. The Board of Directors’ process for identifying and evaluating potential nominees also includes soliciting recommendations from directors of the Company. The Board has no formal policy with respect to diversity.

Neither the Board of Directors nor the Nominating and Governance Committee has a specific policy regarding consideration of stockholder director nominees. Stockholder nominees submitted pursuant to the procedures set forth in the By-laws will be considered under the same criteria that are applied to other candidates. Under Roper’s By-laws, nominations for director may be made by a stockholder of record entitled to vote. In order for a stockholder to make a nomination, the stockholder must provide a notice along with the additional information and materials required by the By-laws. See “Information Regarding the 2014 Annual Meeting of Stockholders” for additional information regarding nominating director candidates.

Stockholder Communications

Stockholders or other interested parties may send written communications to the Board of Directors or the non-management members of the Board of Directors in care of the Company to the address set forth below. This process is also set forth on Roper’s website (www.roperind.com). All communications will be kept confidential and promptly forwarded to the appropriate director. Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Secretary, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director upon request.

Roper’s Corporate Governance Guidelines, Code of Ethics, director independence standards, and By-Laws are available on our website at www.roperind.com. Requests for copies of these documents or of the full text of the By-Law provision regarding nominating director candidates and communications to our Board of Directors or non-management members of the Board of Directors should be addressed to:

Roper Industries, Inc.

6901 Professional Parkway East

Suite 200

Sarasota, Florida 34240

Attention: Secretary

Information on Roper’s website is not part of this proxy statement, and it is not incorporated into any filing we make with the SEC.

Review and Approval of Related Person Transactions

There were no related person transactions during 2012. The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. The Company has not adopted written procedures for reviewing related person transactions. The Company will review any relationship or transaction in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.

BOARD COMMITTEES AND MEETINGS

The Board of Directors held seven meetings during the fiscal year ended December 31, 2012. Each director participated in at least 75 percent of all Board meetings and Committee meetings held during the period for which he was a member. The Board has not implemented a formal policy regarding director attendance at the annual meeting. All continuing members of the Board attended the 2012 Annual Meeting of Stockholders either in person or telephonically.

Board Leadership Structure

Mr. Jellison has served as Roper’s Chairman of the Board since 2003 and as its President and Chief Executive Officer since 2001. Mr. Jellison’s in-depth knowledge of the Company allows him to effectively identify strategic priorities, lead board discussions, and execute the Company’s strategy and business plans. The Board of Directors believes that Mr. Jellison’s combined role is in the best interest of the Company and promotes decisive leadership, clear accountability, and enhanced communication internally and externally. In light of the combined roles, a Lead Independent Director is selected by the non-management directors. Primary responsibilities of the Lead Independent Director include initiating and chairing meetings of the independent directors, soliciting input from independent directors on issues and areas of focus, and providing feedback to the Chief Executive Officer. Pursuant to our corporate governance guidelines, the Lead Independent Director responsibilities are assigned on a rotational basis with each term covering a nine-month period.

Risk Oversight

The Board has overall responsibility for the oversight of risk management at Roper, which it generally carries out through Board committees. Our General Counsel informs each committee and the Board of relevant legal and compliance issues, and each committee also has access to the Company’s outside counsel when they deem it advisable. Each of these committees along with our management, which is responsible for the implementation of the process to identify, manage and monitor risks, keeps the entire Board apprised regularly of the different risks associated with our Company.

•

The Audit Committee oversees financial risk, including such factors as liquidity, credit, currency exchange and market conditions, through review and discussion with management, and monitors the Company’s risk management practices. It meets regularly with our independent auditors and the Vice President of our internal audit staff, who reports directly to the Audit Committee. In addition to financial risk, the Audit Committee also reviews and discusses other risks that relate to our business activities and operations.

•

The Compensation Committee, in overseeing risk associated with compensation programs and practices, has directly retained its own compensation consultant and meets periodically with management to discuss current issues.

•	The Nominating and Governance Committee monitors the compliance of our corporate governance practices with applicable requirements and evolving developments.

Board Committees

The Board has four standing committees: Audit, Compensation, Nominating and Governance, and Executive. The Audit, Compensation, and Nominating and Governance Committees operate under written charters, copies of which can be viewed on Roper’s website (www.roperind.com) or obtained upon request from the Secretary.

Set forth below are the current committee memberships.

Audit(1)	Compensation	Nominating and Governance	Executive
David W. Devonshire (C)	Robert D. Johnson (C)	Richard F. Wallman (C)	Brian D. Jellison (C)
John F. Fort	Robert E. Knowling	John F. Fort	David W. Devonshire
Christopher Wright	Wilbur J. Prezzano	Wilbur J. Prezzano	Robert E. Johnson
		Christopher Wright	Richard F. Wallman

(1)	Mr. Knowling served on the Committee until January 2013.

Audit Committee: 10 Meetings Held in 2012

The Audit Committee assists the Board in its oversight of the quality and integrity of the Company’s financial statements, the Company’s structure for compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the Company’s internal audit functions. In addition, the Audit Committee prepares the “Audit Committee Report” that is also included in this Proxy Statement. The Board has determined that based on his extensive background and expertise, particularly as the chief financial officer of various other public companies, Mr. Devonshire meets the criteria of an “audit committee financial expert” under SEC rules. The Board has determined that all Audit Committee members meet the NYSE standard of financial literacy and have accounting and related financial management expertise.

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

•

Appoint, compensate, retain and oversee the registered public accounting firm engaged by the Company; approve all audit engagement fees and terms, as well as pre-approve all non-audit engagements; and ensure that the independent auditors remain independent and objective;

•

Review the appointment and replacement of the Company’s Vice President of the internal auditing department, which provides the Audit Committee with such department’s significant reports to management and management’s responses thereto;

•	Consider any reports or communications submitted to the Audit Committee by the independent auditors relating to the Company’s financial statements, policies, processes or determinations;

•

Meet with management, the independent auditors and others to discuss matters relating to the scope and results of any audit, the financial statements, and changes to any auditing or accounting principles, policies, controls procedures or practices;

•

Review any major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls, analyses regarding significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods, and the effects of regulatory and accounting initiatives;

•	Review significant risks and exposures and the steps taken to monitor and minimize such risks;

•

Establish procedures for the receipt, investigation and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Prepare reports and disclosures required to be included in this Proxy Statement;

•	Review its charter annually; and

•	Report its activities to the full Board on a regular basis.

Compensation Committee: 6 Meetings Held in 2012

The Compensation Committee administers Roper’s executive incentive compensation programs and determines, either as a committee or together with the other independent members of the Board (as directed by the Board), annual salary levels and incentive compensation awards for the Company’s executive officers. The Compensation Committee also, at the direction of the Board, periodically reviews and determines the form and amounts of director compensation and reviews and makes recommendations to the Board with respect to director compensation and benefits. The Compensation Committee may delegate its duties and responsibilities to a subcommittee of the Committee. Additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is set forth below in this Proxy Statement under “Compensation Discussion and Analysis.”

Pursuant to its charter, the Compensation Committee has the authority and responsibility to:

•

Annually review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation and based on that evaluation, determine and approve the compensation of the Chief Executive Officer, including salary, bonus, incentive and equity compensation;

•	Annually review performance and approve compensation, including salary, bonus, and incentive and equity compensation for the Company’s executive officers;

•	Grant awards and otherwise make determinations under the Company’s equity, incentive, retirement, and deferred compensation plans, to the extent provided in such plans;

•	Determine performance goals and certify whether performance goals have been satisfied for incentive plans complying or intended to comply with Section 162(m) of the Internal Revenue Code;

•	Periodically review and make recommendations to the Board concerning the Company’s equity and incentive compensation plans;

•	Periodically review and determine the form and amounts of director compensation as delegated by the Board;

•	Review and discuss with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation included in the Company’s annual proxy statement;

•	Review its charter annually; and

•	Report its activities to the full Board on a regular basis.

Nominating and Governance Committee: 5 Meetings Held in 2012

The Nominating and Governance Committee assists the Board in identifying individuals qualified to become directors, determining the size and composition of the Board and its committees, developing and implementing corporate governance guidelines, evaluating the qualifications and independence of members of the Board on a periodic basis and evaluating the overall effectiveness of the Board and its committees.

Pursuant to its charter, the Nominating and Governance Committee has the authority and responsibility to:

•

Evaluate a candidate’s qualification based on a variety of factors, including such candidate’s integrity, reputation, judgment, knowledge, and diversity (including gender and ethnicity as well as background and experience) as well as the Board’s needs;

•	Recommend qualified individuals for board membership, including individuals suggested by directors and/or stockholders;

•	Periodically review the size and responsibilities of the Board and its committees and recommend proposed changes to the Board;

•	Annually review and recommend committee slates and additional committee members to the Board as needed;

•	Develop and recommend to the Board a set of corporate governance guidelines and periodically review such guidelines and propose changes to the Board;

•	Annually review and approve the Chief Executive Officer’s management succession plan to ensure continuity of management;

•	Develop and recommend to the Board an annual self-evaluation process for the Board and its committees, and administer and oversee the evaluation process;

•	Review its charter annually; and

•	Report its activities to the full Board on a regular basis.

Executive Committee: No Meeting Held in 2012

The Executive Committee has the authority to exercise all powers of the Board between regularly scheduled Board meetings.

DIRECTOR COMPENSATION

Compensation for our non-employee directors is governed by the Company’s Director Compensation Plan, which is a sub-plan of the Company’s 2006 Stock Incentive Plan. The Director Compensation Plan provides for an annual grant of 4,000 restricted stock units (“RSUs”), which are issued the day after the Company’s Annual Meeting of Stockholders. Unless the non-employee director has made a timely deferral election as provided in the Plan, each RSU represents the right to receive one share of Company Common Stock on the vesting date and the right to receive a dividend equivalent in the same amount and at the same time as any dividend or other cash distribution is paid on a share of Company Common Stock. RSUs do not have voting rights. One half of the RSUs granted vest six months after the grant date and the remaining RSUs vest the day before the next Annual Meeting. During 2012, each non-employee director received a grant of 4,000 RSUs the day after the 2012 Annual Meeting of Stockholders.

Under the Company’s Director Compensation Plan, each non-employee director also receives an annual cash retainer and fees for board and committee meetings as shown in the table below. The cash retainer and the number of RSUs granted will be prorated for any new director based on the number of full months such director serves as a non-employee director during the year. No changes have been made to the program since 2004.

Annual Cash Retainer
Annual Cash Retainer	$42,500

Supplemental Annual Cash Retainers
Chair of Audit Committee	$5,000
Chair of Compensation Committee	$5,000
Chair of Nominating and Governance Committee	$5,000

Board Meeting Compensation(1)
In-Person Attendance	$2,000
Telephonic Attendance	$1,000

Committee Meeting Compensation(2)
In-Person Attendance	$1,000
Telephonic Attendance	$500

(1)	An extended board meeting over multiple days is treated as a single board meeting for payment purposes.

(2)	Directors attending a board and a committee meeting on the same day will only receive a fee for the board meeting.

The Company also reimburses its directors for reasonable travel expenses incurred in connection with attendance at board, committee and stockholder meetings and other Company business.

Mr. Jellison is an employee of the Company and did not receive any compensation for his service as a director of the Company. His compensation is set forth in the “Executive Compensation” section below.

The table below shows the compensation of the Company’s directors (other than Mr. Jellison) during fiscal year 2012.

2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	All Other Compensation ($)	Total ($)
David W. Devonshire	61,500	387,360	-	448,860
John F. Fort III	54,500	387,360	-	441,860
Robert D. Johnson	60,500	387,360	-	447,860
Robert E. Knowling, Jr	57,500	387,360	-	444,860
Wilbur J. Prezzano	56,333	387,360	-	443,693
Richard F. Wallman	59,667	387,360	-	447,027
Christopher Wright	56,500	387,360	-	443,860

(1)

The dollar values shown represent the grant date fair values for RSUs granted to these directors during 2012, calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718 stock compensation.

(2)	As of December 31, 2012, each non-employee director had 2,000 RSUs outstanding.

(3)	There were no stock option awards outstanding at December 31, 2012 for our non-employee directors.

Our stockholder ownership and retention guidelines for our non-employee directors requires them to own 4,000 shares of Company Common Stock. Until the share ownership guidelines are met, non-employee directors are required to retain 100% of any shares they receive (on a net after tax basis) under the Company’s Director Compensation Plan. All of the directors are in compliance with the ownership and retention guidelines.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning Roper’s current executive officers. The executive officers are elected by the Board of Directors and serve at the discretion of the Board of Directors.

Brian D. Jellison	Professional Experience
President and Chief Executive Officer since 2001	Mr. Jellison’s professional experience is discussed under “Proposal 1: Election of Directors” above.
Chairman since 2003

John Humphrey	Professional Experience
Executive Vice President since 2011 Chief Financial Officer since 2006 Vice President from 2006 to 2011	Prior to joining Roper, Mr. Humphrey, 47, served as Vice President and Chief Financial Officer for Honeywell Aerospace, the aviation segment of Honeywell International Inc., after serving in several financial positions with Honeywell International and its predecessor AlliedSignal.

David B. Liner	Professional Experience
Vice President since 2005 General Counsel since 2005 Secretary since 2005	Prior to joining Roper, Mr. Liner, 57, served four years in the corporate finance group of the law firm of Dykema Gossett, PLLC, heading up both the firm’s automotive industry and China teams and four years as Vice President and General Counsel of MascoTech, Inc., a diversified industrial products company primarily serving the global transportation industry. Mr. Liner’s earlier career included 17 years as a member of the legal department of Masco Corporation, a manufacturer of products for the home improvement and new home construction markets.

Paul J. Soni	Professional Experience
Vice President since 2006 Controller since 2006	Prior to joining Roper, Mr. Soni, 54, served four years as Corporate Controller for Oxford Industries, Inc., a clothing company and four years as Controller of the International Division of Savannah Foods & Industries, Inc., a producer, marketer, and distributor of food products, with responsibilities in the U.S. and Latin America. Mr. Soni’s earlier career included eight years with Price Waterhouse LLP, a professional services firm, in the U.S. and Europe, performing audit and transaction support services.

BENEFICIAL OWNERSHIP

Beneficial ownership is determined in accordance with the rules of the SEC. Under the rules, the number of shares beneficially owned by a person and the percentage of ownership held by that person includes shares of Common Stock that could be acquired upon exercise of an option within sixty days, although such shares are not deemed exercised and outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The following table shows the beneficial ownership of Roper Common Stock as of March 31, 2013 by (i) each of the directors, (ii) each named executive officer in the “2012 Summary Compensation Table,” (iii) all of our directors and executive officers as a group, and (iv) all persons who we know are the beneficial owners of five percent or more of Roper Common Stock. Except as noted below, the address of each of the persons in the table is c/o Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, FL 34240.

Name of Beneficial Owner	Beneficial Ownership of Common Stock(1)(2)		Percent of Class

T. Rowe Price Associates, Inc 100 East Pratt Street, Baltimore, Maryland 21202	11,248,986	(3)	11.4%
FMR L.L.C. 82 Devonshire Street, Boston, Massachusetts 02109	6,538,476	(4)	6.6%
The Vanguard Group, Inc 100 Vanguard Blvd., Malvern, Pennsylvania 19355	6,497,691	(5)	6.6%
Blackrock, Inc. 40 East 52nd Street, New York, New York 10022	5,552,417	(6)	5.6%

David W. Devonshire	10,000		**
John F. Fort III	30,900	(7)	**
Brian D. Jellison	1,714,809		1.7%
Robert D. Johnson	8,000		**
Robert E. Knowling, Jr.	10,038		**
Wilbur J. Prezzano	26,000		**
Richard F. Wallman	26,715		**
Christopher Wright	86,919		**
John Humphrey	286,253		**
David B. Liner	112,201		**
Paul J. Soni	111,363	(8)	**
All directors and current executive officers as a group (11 individuals)	2,423,198		2.4%

**	Less than 1%.

(1)

Includes shares that may be acquired on or before May 30, 2013 upon exercise of stock options issued under Company plans as follows: Mr. Jellison (658,084), Mr. Humphrey (156,057), Mr. Liner (60,000), Mr. Soni (66,144) and all 11 directors and executive officers as a group (940,285). Holders do not have voting or investment power over unexercised option shares.

(2)

Includes the following shares of unvested restricted stock held by named executives officers over which they have sole voting power but no investment power: Mr. Jellison (350,000), Mr. Humphrey (66,667), Mr. Liner (12,000) and Mr. Soni (12,000). Also includes 2,000 shares that will be acquired on May 23, 2013 upon the vesting of unvested restricted stock units for each of our directors: Messrs. Devonshire, Fort, Johnson, Knowling, Prezzano, Wallman and Wright. The total for all executive officers and directors as a group is 454,667.

(3)

Based on information as of December 31, 2012 provided in a Schedule 13G filed with the SEC on February 6, 2013, T. Rowe Price Associates, Inc. may be deemed to be the beneficial owner of such securities; however, it expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)

Based on information reported on Schedule 13G filed with the SEC on February 14, 2013, as of December 31, 2012 FMR LLC (“FMR”) beneficially owned, and had sole dispositive power over all of these shares, with sole voting power over 95,589 shares. The shares reported are beneficially owned by subsidiaries of FRM, as follows: (i) Fidelity Management & Research Company, an investment adviser to various investment companies, beneficially owned 6,443,300 shares; (ii) Fidelity Management Trust Company beneficially owned 30,737 shares as a result of serving as an investment manager of institutional accounts; (iii) Strategic Advisers, Inc. beneficially owned 34,985 shares as a result of providing investment advisory services to individuals; and (iv) Pyramis Global Advisors Trust Company beneficially owned 29,454 shares as a result of serving as an investment manager of institutional accounts. As a result of his ownership in FMR and a shareholders’ voting agreement, Edward C. Johnson 3d may also be deemed to beneficially own certain of these shares.

(5)

Based on a Schedule 13G filed with the SEC on February 11, 2013, as of December 31, 2012 The Vanguard Group, Inc. beneficially owned 6,497,691 shares of Roper Common stock, with sole voting power over 172,110 shares, sole dispositive power over 6,332,481 shares and shared dispositive power over 165,210 shares. Certain of these shares are beneficially owned by subsidiaries that serve as investment manager of collective trust accounts or as investment manager of investment offerings.

(6)

Based on information reported on Schedule 13G filed with the SEC on January 30, 2013, as of December 31, 2012 BlackRock, Inc. (and certain subsidiaries as a group) beneficially owned 5,552,417 shares of Roper Common Stock with the sole voting and sole dispositive power over these shares.

(7)	Includes 500 shares held by trust for which Mr. Fort is the trustee.

(8)	Includes 2,882 shares held by Mr. Soni in a 401(k) plan and 953 shares held by his spouse in a 401(k) plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Roper’s directors, officers and persons who own more than 10% of Roper Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Roper with copies of all Section 16(a) forms they file.

We believe that during 2012 all of our directors and executive officers complied with all Section 16(a) filing requirements with the following exception: one late Form 5 reporting a gift of stock by Mr. Humphrey.

In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our Chief Executive Officer and our other executive officers (who are included in the 2012 Summary Compensation Table and referred to in this CD&A as “executive officers”) that will place in perspective the information set forth in the “Executive Compensation” section that follows in this proxy statement. Our CD&A is organized as follows:

•	Business Overview and Results. 2012 was another year of record financial performance and continuing growth and diversification.

•

Objectives of Our Compensation Program. The objectives of our executive compensation program are based on our business model and the competitive pressures for executive talent. We structured our executive compensation program to reflect our compensation philosophy and related operating principles.

•

Elements of Compensation. There are several components of the compensation payable to our executive officers while they are employed by our company and on a post-termination basis. We emphasize elements that tie executive compensation to performance.

•	Compensation Process. We regularly review our compensation programs to assure that we meet our compensation objectives.

•	Analysis of 2012 Compensation. The compensation for our executive officers in 2012 reflected our compensation objectives and was tied to performance.

•	Additional Information. Information regarding other aspects of our compensation program for our executive officers is also presented.

Business Overview and Results

Roper is a diversified growth company. Our goal is to create superior long-term value for our investors through a strategy of building high-performance businesses united by common metrics and governance systems. Two key elements are critical to successfully executing our strategy and driving sustained value creation:

•	operational excellence and reinvestment in our existing businesses to generate attractive cash returns, and

•	wisely deploying the cash generated from operations primarily by making acquisitions that can be successfully integrated into our portfolio of companies.

To achieve these objectives, we take a minimalist approach to corporate structure to foster an entrepreneurial organization. By doing so, we maintain the agility associated with smaller companies while realizing the scale benefits of larger organizations. Among other challenges, our business model requires leaders with operational and portfolio expertise capable of taking on high levels of personal responsibility without the infrastructure support typically provided in companies of similar size. We consistently focus on high-margin businesses, differentiated technology, and nimble execution in an effort to deliver exceptional results.

Business Results

Performance for 2012 was outstanding across the enterprise and throughout the year with record levels of revenue, income, and cash flow:

•

operating margins expanded in each of our segments in every quarter of 2012, reflecting the strength of our business leaders and disciplined operating model, with gross margins expanding to 56% for the year;

•	diluted earnings per share for 2012 were up 12% over the prior year, with revenues up 7% from 2011; and

•	operating cash flow was a record $678 million for 2012, while free cash flow increased 14% representing 21% of revenue.

We continued our diversification into software and technology businesses during 2012 by investing $1.5 billion in acquisitions, including our acquisition of Sunquest Information Systems, Inc., a diagnostic laboratory software solutions company. Over the past four years, $2.6 billion has been invested in new businesses, of which 95% was used to acquire medical and software technology businesses. Also in 2012, we successfully issued $900 million of senior notes and ended the year with a strong balance sheet, including over $1.5 billion in cash and available liquidity.

Returns to our stockholders totaled 29% in 2012, almost twice the S&P 500. Over the last four years Roper’s cumulative total stockholder return (“TSR”) has more than doubled that of the S&P 500, and has exceeded the S&P 500 by more than five times over the last decade, as shown in the graph below. Over the last three years, Roper has delivered over $6 billion of incremental value to investors, as shown in the table below.

Roper Incremental Value for Investors Since 2009 (Dollars in Millions)
Year	Market Capitalization (Year-End)	Cumulative Increase in Market Capitalization Since 2009
2009	$4,899	-
2010	$7,236	$2,337
2011	$8,381	$3,482
2012	$10,969	$6,070

Objectives of Our Compensation Program

Our compensation program for executives is based on our business needs and challenges in creating stockholder value. To support the achievement of our business strategies and goals, we:

•	tie compensation to performance;

•	emphasize equity compensation to align executives’ financial interests with those of stockholders;

•

maintain compensation and reward levels that are competitive in both publicly traded and privately held enterprises that enable us to recruit and retain seasoned leadership capable of driving and managing a diversified growth company;

•	simplify compensation design to facilitate ease of administration and communication;

•	maintain flexibility to adjust to changing business needs in a fast-paced business environment; and

•	adhere to the highest legal and ethical standards.

The Compensation Committee oversees our executive compensation programs to ensure that we appropriately compensate executives, to motivate executives to achieve our business objectives, and to align our executive’s interests with long-term interests of our stockholders. The Compensation Committee also reviews and discusses with management the potential for risks associated with the compensation policies and practices for executive officers as well as all employees to ensure that our practices are aligned with sound risk management.

Elements of Compensation

Our executive compensation program consists of several different elements, each with an objective that fits into our overall compensation program. Although there is no specific formula for allocating among the components, we emphasize the link between performance and compensation and consider our equity programs to be a significant vehicle for achieving that objective. While long-term stock is a major component of executive compensation, other elements are used to provide an integrated and competitive total pay package.

Long-Term Stock Incentives

Equity compensation is the key element of the total compensation program for our executive officers, and receives the heaviest weighting of all elements. It is intended to be a key element in driving the creation of long-term value for investors, attracting and retaining executives capable of effectively executing our business strategies, and structuring compensation to account for the time horizons of risks. We emphasize equity compensation because it supports the achievement of many of our key compensation objectives:

•	tie pay to performance by linking compensation to stockholder value creation;

•	align executives’ interests with those of stockholders;

•	attract executives, particularly those interested in building long-term value for stockholders, as equity compensation is the key element of competitive pay packages for executives; and

•	retain executives and reward future service, by providing for forfeiture of awards prior to satisfaction of multi-year service requirements.

Our long-term stock incentive program currently consists of two types of equity awards, both tied to stock price, since the value that an executive officer may ultimately receive depends on the value of our stock. These awards align our executive officers’ interests with those of our stockholders.

•

Stock Options—The exercise price of stock options is set at the market closing price of our stock on the date of grant, with options generally vesting in installments over three years. This design gives executives an incentive to increase share price and requires continued service over several years to realize any potential gains.

•

Restricted Stock—As with stock options, restricted shares generally vest in installments over three years but may fully vest at the end of three years or other periods without annual vesting. Generally, the vesting of installments is contingent on the Company attaining a specific level of performance primarily to preserve tax deductibility under the Code. Dividends are paid currently on restricted shares during the vesting period. Restricted stock is intended to encourage the retention of executives, while providing a continuing incentive to increase stockholder value.

Tying the vesting of stock awards to achievement of goals (beyond ensuring tax-deductibility) is authorized in our 2006 Incentive Plan and is regularly considered but has not been used to date. Considerations that have discouraged us from using broader performance contingencies are the difficulty in setting multi-year financial goals in uncertain economic times, risk abatement, simplicity, and implications of acquisitions on trailing performance.

To strengthen the alignment with stockholders, the size of awards has been generally expressed as a constant number of shares, which fluctuates in value from year to year with changes in stock price. We believe that this provides additional incentive for increasing the value of our shares and exposes the executive to the risks of share ownership, while reinforcing the linkage between stockholder returns and executive pay.

Base Salary

Base salary is an important part of an executive’s compensation, and the Compensation Committee reviews each executive officer’s base salary annually as well as at the time of a promotion or other change in responsibility. Any salary adjustments are usually approved early in the year, effective as of January 1. The specific amount for each executive officer depends on the executive’s role in the Company, scope of responsibilities, experience and skills. Market practices are also considered in setting salaries. Base salaries are intended to assist us in attracting executives and recognizing differing levels of responsibility and contribution among executives. For our more senior executives, particularly our Chief Executive Officer, fixed base salary represents a smaller percentage of the aggregate potential compensation (consisting of base salary, cash bonus and equity incentives), since we link a greater percentage of their potential compensation to performance and value creation.

Annual Incentive Bonus

In addition to equity compensation and salary, annual cash bonuses are another important piece of total compensation for our executives. Annual bonus opportunities are intended to support the achievement of our business strategies by tying a meaningful portion of compensation to the achievement of established financial objectives for the year. These targets are discussed below in the section captioned “Analysis of 2012 Compensation—Annual Incentive Bonus.” Annual bonus opportunities also are a key tool in attracting executives due to their market prevalence, and they add a variable component to our overall compensation structure. Bonuses are capped to avoid encouraging an excessive short-term focus at the expense of long-term soundness.

Retirement Benefits

We do not have a traditional defined benefit pension program at this time, although our executives are eligible to participate in a 401(k) program, which is the same as for other eligible employees. This program provides for matching contributions capped at 7.5% of base salary, subject to limitations imposed by the Code. We periodically review the retirement benefit component of our total compensation program for executives.

To provide financial planning flexibility, we maintain a Non-Qualified Retirement Plan, pursuant to which our executive officers may elect to defer cash compensation and receive tax-deferred returns on those deferrals. This plan also provides deferred compensation benefits that would have been earned under the tax-qualified 401(k) program but for certain compensation and benefits limitations imposed by the Code. For more information on this plan, see the “Executive Compensation—Non-Qualified Deferred Compensation” section below.

Perquisites and Other Benefits

We have generally avoided the use of perquisites and other types of non-cash benefits, and our executive officers participate in our other employee benefit programs on the same terms as other employees. We have, however, established a Medical Reimbursement Plan that covers certain medical and dental expenses of our executive officers, and we provide an automobile allowance and club memberships when they have a business purpose. All of the executive officers currently participate in these programs, and they are also eligible for reimbursement for financial planning.

Severance Arrangements and Change in Control Provisions

To assist in the recruitment of executives, we entered into severance and change-in-control arrangements with Messrs. Jellison, Humphrey and Liner when they joined the Company. These arrangements provide severance benefits in the event of termination of employment under certain circumstances, including a change in control. Any amounts or benefits payable under these arrangements would be either exempt from or compliant with the requirements of Section 409A of the Code. For a description of these agreements and the payments that would be due under various termination scenarios, see the “Potential Payments upon Termination or Change in Control” section below.

Our stock award program provides for accelerated vesting of awards granted to all participants, including our executive officers, in certain circumstances. Under our 2006 Incentive Plan, vesting will be accelerated for outstanding awards upon a “change in control” (as defined in the 2006 Incentive Plan) if the awards are not assumed or otherwise equitably converted into comparable awards by the acquiring company. If the awards are assumed by the acquirer and within two years after the change in control a participant’s employment is terminated without “cause” or a participant resigns for “good reason,” the participant’s awards will become vested (“double trigger” approach). We adopted this approach, rather than providing for vesting solely upon a change in control (“single trigger” approach) because we believe that the double trigger provides adequate employment protection and reduces potential costs associated with the agreements to an acquirer of the Company.

No Tax Gross-Ups

Under Section 280G of the Code, an executive may be subject to excise taxes on benefits received in relation to a change in control of the Company. While many companies provide excise-tax gross-ups to executives to place the executive in the same tax position as if the excise tax did not apply, we do not provide this protection to any executive.

Mix of Total Compensation

We emphasize long-term incentives that are tied to stock price over cash and other forms of compensation, although we do not use any formula or specific weightings or relationship for allocating the various compensation elements within our total compensation program. The annual performance-based cash bonus opportunity for our executive officers further emphasizes pay for performance. Base salary is the other significant pay element but is generally less emphasized than annual and long-term incentive opportunities. As noted above, we offer perquisites and other types of non-cash benefits on a limited basis, and these represent a small portion of total compensation for executives. Our policies and practices are subject to periodic review and possible revision.

Compensation Process

The Compensation Committee oversees our compensation programs. It reviews each element of compensation for each of our executive officers at least once each year and makes a final determination regarding any adjustments to their current compensation structure and levels after considering a number of factors. The Compensation Committee generally takes into account the scope of the executive officer’s responsibilities, performance and experience as well as competitive compensation levels. During the annual review process, the Compensation Committee also considers our full-year financial results against financial performance in prior periods and the structure of our compensation programs relative to sound risk management.

The Committee also reviews the results of the advisory stockholder vote on executive compensation. At last year’s annual meeting, 96% of the votes cast with respect to the advisory vote approved the compensation of our executive officers as described in the CD&A and accompanying compensation tables included in our 2012 proxy statement. The Compensation Committee did not make any changes as a direct result of the vote.

Consulting Assistance

Under its charter, the Compensation Committee has the authority to retain its own compensation consultants. For 2012, the Compensation Committee retained Frederic W. Cook & Co., Inc. (the “Consultant”) to provide the Compensation Committee with independent, objective analysis and professional opinions on executive compensation matters. The Consultant is independent, reports directly to the Chair of the Compensation Committee and performs no other work for the Company. The Committee determined that its engagement of the Consultant did not raise any conflicts of interest. The Consultant generally attends all meetings of the Compensation Committee where evaluations of the effectiveness of overall executive compensation programs are conducted or where compensation for executive officers is analyzed or approved. The Consultant assists in gathering and analyzing market data for compensation paid for similar positions at companies with which we compete for executive talent. In addition, the Consultant provides expert knowledge of marketplace trends and best practices relating to competitive pay levels as well as developments in regulatory and technical matters.

Role of Our Chief Executive Officer

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting our executive officers, our Chief Executive Officer participates in the underlying process because of his close day-to-day association with the other executive officers and his knowledge of all of the Company’s diverse business operations. Our Chief Executive Officer periodically discusses with the Compensation Committee the performance of the Company and of each executive officer, including himself. Although the Compensation Committee values the input of our Chief Executive Officer, he does not participate in the portion of the Compensation Committee meeting regarding the review of his own performance or the determination of the actual amounts of his compensation.

Market Benchmarking

We have no formal policies or practices on specific relationships between compensation for our executives and statistics on market pay levels. Our goal is to provide compensation, consistent with good governance practices, that allows us to attract and retain executives capable of effectively leading a diversified growth company. We operate in an intensely competitive business environment. Given our diverse portfolio of businesses and end-markets, we compete with a wide array of organizations for customers, potential acquisitions, and senior leadership capable of executing our business strategies and successfully deploying capital.

Market pay levels are only one factor considered in evaluating the supply of and demand for executives, with the decision ultimately reflecting an evaluation of individual contribution and value to our Company. To provide an external frame of reference on range and reasonableness, we obtain information on market pay levels from various sources, including published compensation surveys and publicly available information for selected benchmark companies as well as for other publicly traded companies. Given the capital deployment responsibilities of executives at the enterprise level and the private equity-like nature of our business, we consider the compensation levels and practices used by private equity companies that offer comprehensive programs, which often include co-investment and leveraged carried-interest opportunities. We do not allow our executives to co-invest in Company investments, nor do they benefit from carried-interest tax treatment.

Information on pay levels and practices for a group of publicly traded benchmark companies is collected on a regular basis. The companies included in the group are jointly selected by our Consultant and management and approved by the Compensation Committee. The group is reviewed at least annually in light of our development and growth but historically has not been changed every year (other than to remove acquired companies) to simplify the benchmarking process and provide continuity. Given our history of out-growing the selected benchmark companies, Roper has been positioned in the middle of the group in terms of size, and is in the upper quartile of the benchmark companies based on performance. Size comparisons have been based on a balanced blend of multiple factors including enterprise value, market capitalization, and market valuation compared to revenues as using only revenues in measuring size understates Roper’s value and disregards its proven growth history. Following an extended review over multiple years, the benchmark group was reconfigured for 2012, as listed below, to better reflect our continued growth, expansion into software and technology driven businesses (which included 95% of the $2.6 billion invested in new businesses over the last four years), and high market valuation relative to revenues and gross investment. Danaher, the largest company in the group, is included as many of our investors see Danaher as the closest peer to Roper. Given the evolution and complexity of our business as well as external developments generally, more frequent changes may be required to the composition of the peer group than has been our historical practice.

• American Capital Ltd.	• Ingersoll-Rand plc	• Rockwell Automation, Inc.

• Ametek, Inc.	• Intuit, Inc.	• SPX Corporation

• Autodesk, Inc.	• Life Technologies Corporation	• salesforce.com, inc.

• C.R. Bard, Inc.	• Pall Corporation	• Thermo Fisher Scientific, Inc.

• Danaher Corporation	• Pentair Ltd.

• Dover Corporation	• PerkinElmer, Inc.

For each benchmark company, we gather information regarding the total compensation levels for their named executive officers, specifically noting base salary, annual bonus, long-term equity incentives and other compensation, including retirement benefits and perquisites. In addition, for each company we compile information on dilution from stock incentives, share usage under stock incentive plans (including the number of shares historically granted annually as a percentage of total shares outstanding and the expense of all stock awards granted as a percentage of market capitalization), retirement practices and other related items. This information is summarized and reviewed with the Compensation Committee. We also periodically gather information from leading published compensation surveys for industrial companies generally and review information related to compensation among private equity firms.

CEO Compensation Relative to Other Executives

In addition to market pay information, the Compensation Committee considers our executive officers’ scope of responsibilities, nature of duties, and experience in an effort to ensure that compensation levels are reasonable and equitable from an internal perspective. A fundamental principle underlying the structure of our compensation program is that the relative proportion of incentive and equity compensation as a percentage of total compensation should increase commensurately with responsibility level. The role of our CEO has, by definition, the highest level of responsibility and requires the broadest complement of skills. In addition to fundamental functional skills, CEO operational acuity is essential for effective management across all our businesses and segments, particularly since we do not have a Chief Operating Officer. Our CEO must also be skilled at asset allocation and investments to ensure that the cash generated by operations is effectively deployed. We believe our strong performance and growth under the leadership of our CEO, coupled with his broad range of experience, are highly desired in the marketplace and make him very valuable to other potential employers. Further, from an internal perspective the CEO is more seasoned and experienced than our other executive officers, and also serves as our President and Chairman of the Board. In light of these considerations, the Compensation Committee has set the compensation for our CEO at a level the Compensation Committee believes is appropriate and equitable relative to compensation for our other executive officers.

Analysis of 2012 Compensation

Consistent with our philosophy of linking compensation to performance, compensation for our executive officers in 2012 was linked to our business results (see “Business Overview and Results” above for a summary of 2012 results). This section discusses the compensation actions that were taken in 2012 for our executive officers, as reported in the “Executive Compensation” section below.

Base Salary

In January 2012 the Compensation Committee approved the following increases effective at the start of the year: Mr. Jellison (4.5%), Mr. Humphrey (3.6%), Mr. Liner (3.6%) and Mr. Soni (5.5%). The increases reflect the evaluation of the Compensation Committee and Mr. Jellison (except in regard to himself) of the responsibilities and performance of each executive officer.

Annual Incentive Bonus

Annual incentive bonus opportunities for our executive officers are based on achieving financial performance targets that are established at the start of the year. Additional factors related to the creation of value for stockholders are also considered when deemed appropriate by the Compensation Committee. Under our program, each executive officer is assigned an incentive opportunity expressed as a percentage of base salary. The percentages for 2012 were 225% of base salary for our Chief Executive Officer, 150% of base salary for our Chief Financial Officer, 100% of base salary for Mr. Liner and 80% of base salary for Mr. Soni. The percentages are consistent with our philosophy that the “at-risk” portion of total compensation should increase with position level and reflect market practice. Our annual incentive bonuses are capped at the respective percentages for our executive officers.

For determining the 2012 annual incentive bonus amount, the Compensation Committee retained the approach used in the prior year and set the base amount at the amount of 2011 adjusted net earnings. The minimum performance level for any bonus was set at 100% of the base amount and the level at which the full bonus amount would be earned was set at 115% of the base amount. At the 100% minimum performance level, 35% of the full bonus opportunity would be earned. To the extent adjusted net earnings was between 100% and 115% of the base amount, the percentage of the bonus opportunity earned would be determined through straight-line interpolation. For 2012 the adjusted net earnings for the Company exceeded 115% of the base amount, and accordingly, the Compensation Committee approved payment of 100% of the bonus opportunity. The performance bonuses to our executive officers for 2012 are shown in the 2012 Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation.”

Long-Term Stock Incentives

In 2012, we continued our practice of awarding either a combination of stock options and restricted shares or only restricted shares to our executive officers. Consistent with our constant-share approach, the number of shares awarded in 2012 to Mr. Jellison, Mr. Liner, and Mr. Soni were the same as each received in the prior year. The change in the value of their restricted stock awards for 2012 compared to 2011 as reported in the Stock Awards column of the Summary Compensation Table below exactly equals the increase in the stock price from the prior year at the time of the awards and thus reflects increased stockholder value. (The change in reported stock option values varies slightly due to inputs to the option valuation formula as required under accounting rules.) For Mr. Humphrey, our Chief Financial Officer, the Compensation Committee decided to rebalance the weighting between stock options and restricted shares and granted Mr. Humphrey an equal number of stock options and restricted shares in 2012, reducing the number of stock options and increasing the number of restricted shares compared to prior awards in a manner such that the total value of the combined award was similar. These awards are shown in the 2012 Grants of Plan-Based Awards Table below.

Additional Information on Our Program

Share Ownership and Retention Guidelines

We believe that our executives should have a significant equity interest in the Company. To promote such equity ownership and further align the interests of our executives with our stockholders, we adopted share retention and ownership guidelines for our executive officers. The stock ownership requirements vary based upon the executive’s level and are expressed as a number of shares, ranging from a minimum of 100,000 shares for the Chief Executive Officer to 15,000 shares for Group Vice Presidents. Until the stock ownership guidelines are met, an executive is required to retain 100% of any applicable shares received (on a net after tax basis) under our equity compensation program. Our key executives all meet the share ownership requirements. Our key executives will have a substantial portion of their incentive compensation paid in the form of our Common Stock. The program is subject to periodic review by the Compensation Committee.

Hedging Policy

Our insider trading policy prohibits our executive officers from engaging in transactions involving derivative instruments with respect to Company securities, and other securities that are immediately convertible or exchangeable into such securities.

Recoupment Policy

We are committed to full compliance with mandated policies regarding the recoupment of erroneously paid compensation. Given the status of governmental guidance in regard to legislative requirements, we have independently initiated the development of a clawback policy for our executive officers.

Regulatory Considerations

The Code contains a provision that limits the tax deductibility of certain compensation paid to our executive officers. This provision disallows the deductibility of certain compensation unless it is considered performance-based compensation under the Code. Our stock options are designed to be performance based and fully deductible. The restricted stock awards granted to our executive officers in 2012 are performance-based in a manner that is intended to preserve their full deductibility. We have adopted policies and practices that should ensure the full deductibility of our annual incentive bonuses. However, we may forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our stockholders.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Code. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, ASC Topic 718, the accounting standard that determines the cost to be recognized for equity awards, is considered in reviewing the relative weighting between stock options and restricted shares.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:	Robert D. Johnson, Chairman Robert E. Knowling, Jr. Wilbur J. Prezzano

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to compensation paid to our principal executive officer, our principal financial officer, and our other executive officers for the fiscal year ended December 31, 2012.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (1)(3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4)	All Other Compensation (5)	Total Compensation

Brian D. Jellison	2012	$1,150,000	-	$14,043,000	-	$2,587,500	-	$305,205	$18,085,705
Chairman of the Board, President and Chief Executive Officer	2011 2010	1,100,000 1,050,000	- -	11,034,000 -	- -	2,475,000 2,362,500	- -	292,446 260,214	14,901,446 3,672,714

John Humphrey	2012	725,000	-	2,808,600	$893,100	1,087,500	-	168,169	5,682,369
Executive Vice President and Chief Financial Officer	2011 2010	700,000 625,000	- -	2,320,200 1,022,200	1,462,356 1,009,200	1,050,000 937,500	- -	159,496 133,200	5,692,052 3,727,100

David B. Liner	2012	430,000	-	561,720	357,240	430,000	-	99,022	1,877,982
Vice President, General Counsel and Secretary	2011 2010	415,000 400,000	- -	441,360 306,660	292,471 201,840	415,000 400,000	- -	94,081 83,506	1,657,912 1,392,006

Paul J. Soni	2012	385,000	-	561,720	357,240	308,000	-	88,829	1,700,789
Vice President and Corporate Controller	2011 2010	365,000 350,000	- -	441,360 306,660	292,471 201,840	292,000 262,500	- -	84,453 71,038	1,475,284 1,192,038

(1)	Amounts shown include, as applicable, deferrals to the 401(k) Plan and the Non-Qualified Retirement Plan.

(2)

The dollar values shown represent the grant date fair values for restricted stock and option awards held by the named executive officers, calculated in accordance with ASC Topic 718. The assumptions used in determining the grant date fair values of these option awards are set forth in the Note 12 to the Company’s consolidated financial statements for 2012, which are included in our Annual Report on Form 10-K for the fiscal year ended 2012, filed with the SEC.

(3)	The amounts in this column reflect payments made pursuant to the Company’s cash incentive bonus plan, which is described above in the CD&A under “Annual Incentive Bonus.”

(4)	The Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

(5)

Amounts reported in the “All Other Compensation” column for 2012 include the following items. In respect of any of these items that constitute perquisites, the value shown is the Company’s incremental cost.

Name	Club Memberships ($)	Company Car ($)	Additional Medical Benefits ($)	Contributions to Defined Contribution Plans ($)(a)

Brian D. Jellison	1,375	24,000	7,365	272,465
John Humphrey	7,506	24,000	3,141	133,522
David B. Liner	2,751	19,000	13,671	63,600
Paul J. Soni	7,506	19,000	11,352	50,971

(a)	Reflects contributions to the Non-Qualified Retirement Plan and Employee’s Retirement Savings 003 Plan.

2012 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2012 to the named executive officers.

		Estimated Future Payout Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: # of Shares of Stock /Units(2)	All Other Option Awards: # of Securities Underlying Options(3)	Exercise / Base Price of Option Awards ($/Sh)	Grant Date Fair Value ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Brian D. Jellison	1/18/2012				150,000			14,043,000
		905,625	2,587,500	2,587,500
John Humphrey	1/18/2012				30,000			2,808,600
	1/18/2012					30,000	93.62	893,100
		380,625	1,087,500	1,087,500
David B. Liner	1/18/2012				6,000			561,720
	1/18/2012					12,000	93.62	357,240
		150,500	430,000	430,000
Paul J. Soni	1/18/2012				6,000			561,720
	1/18/2012					12,000	93.62	357,240
		107,800	308,000	308,000

(1)

For an explanation of the material terms, refer to the CD&A section above captioned “Annual Incentive Bonus.” Amounts paid under this program for 2012 are set forth in the 2012 Summary Compensation Table.

(2)

The restricted shares granted on January 18, 2012 to Messrs. Jellison, Humphrey, Liner and Soni vest ratably on November 30, 2012, 2013 and 2014, subject to certain performance conditions. Dividends are currently paid on restricted shares.

(3)

The stock options granted to Messrs. Humphrey, Liner and Soni vest ratably on January 18, 2013, 2014 and 2015. All options expire on the tenth anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our Common Stock on the date of grant.

(4)	The dollar values reflect the grant date fair value of the awards as calculated in accordance with ASC Topic 718.

2012 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2012 for the named executive officers.

	Option Awards					Stock Awards
Name	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)

Brian D. Jellison	110,000			24.2000	02/25/14
	108,084			52.1900	02/16/17
	330,000	110,000	(2)	55.2200	02/18/18
								200,000	(6)(9)	22,296,000
John Humphrey	6,057			49.5150	04/24/13
	40,000			52.1900	02/16/17
	40,000			55.2200	02/18/18
		20,000	(3)	51.1100	01/22/20
	20,000	40,000	(4)	73.5600	01/20/21
		30,000	(5)	93.6200	01/18/22
								42,667	(7)(9)	4,756,517
David B. Liner	12,000			52.1900	02/16/17
	12,000			55.2200	02/18/18
	12,000			41.9500	02/12/19
	8,000	4,000	(3)	51.1100	01/22/20
	4,000	8,000	(4)	73.5600	01/20/21
		12,000	(5)	93.6200	01/18/22
								7,800	(8)(9)	869,544
Paul J. Soni	6,144			22.5550	03/24/14
	12,000			52.1900	02/16/17
	12,000			55.2200	02/18/18
	12,000			41.9500	02/12/19
	8,000	4,000	(3)	51.1100	01/22/20
	4,000	8,000	(4)	73.5600	01/20/21
		12,000	(5)	93.6200	01/18/22
								7,800	(8)(9)	869,544

(1)	Calculated by multiplying $111.48, the closing market price of our Common Stock on December 31, 2012, by the number of restricted shares that have not vested.

(2)	These stock options were granted as a multi-year award on February 18, 2008 with unexercisable shares vesting in February 2013.

(3)	These stock options were granted on January 22, 2010 with unexercisable shares vesting in January 2013.

(4)	These stock options were granted on January 20, 2011 with unexercisable shares vesting ratably in January 2013 and 2014.

(5)	These stock options were granted on January 18, 2012 with unexercisable shares vesting ratably in January of 2013, 2014 and 2015.

(6)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certain Company performance conditions, as follows:

(I)	100,000 shares granted January 20, 2011 and vesting ratably in 2013 and 2014;

(II)	100,000 shares granted January 18, 2012 and vesting ratably in 2013 and 2014.

(7)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certain Company performance conditions, as follows:

(I)	6,000 shares remaining from 20,000 shares granted January 22, 2010 and vesting in 2013;

(II)	6,667 shares remaining from 20,000 shares granted January 20, 2011 and vesting in 2013;

(III)	10,000 shares remaining from 10,000 shares granted November 16, 2011 and vesting in 2014; and

(IV)	20,000 shares remaining from 30,000 shares granted on January 18, 2012 and vesting in 2013 and 2014.

(8)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certain Company performance conditions, as follows:

(I)	1,800 shares remaining from 6,000 shares granted January 22, 2010 and vesting in 2013;

(II)	2,000 shares remaining from 6,000 shares granted January 20, 2011 and vesting in 2013; and

(III)	4,000 shares remaining from 6,000 shares granted January 18, 2012 and vesting ratably in 2013 and 2014.

(9)

For restricted stock granted in January 2010, 2011 and 2012, the actual vesting dates in each year will be the day after the Compensation Committee certifies the Company’s attainment of related performance goals.

2012 Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)

Brian D. Jellison	411,261	31,012,403	320,000	33,749,200
John Humphrey	153,943	8,457,482	29,333	3,040,530
David B. Liner	24,000	1,481,835	7,800	800,642
Paul J. Soni	25,656	1,776,340	7,800	800,642

Pension Benefits

None of our named executive officers participate in a Company-sponsored defined-benefit pension plan.

2012 Non-Qualified Deferred Compensation

Pursuant to the Company’s Non-Qualified Retirement Plan, named executive officers may defer base salary and payments earned under the annual incentive bonus plan. Deferral elections are made by eligible executives before the beginning of each year for amounts to be earned in the following year. The executive may invest such amounts in funds that are substantially similar to those available under the 401(k) Plan.

The following table sets forth certain information with respect to the Non-Qualified Retirement Plan for our named executive officers during the fiscal year ended December 31, 2012.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Brian D. Jellison	217,500	253,124	414	456,219	322,425
John Humphrey	177,501	114,375	50,769	149,296	505,233
David B. Liner	50,700	44,625	38,126	-	478,115
Paul J. Soni	40,620	32,024	20,164	-	203,005

(1)

Amounts reflect participant deferrals under the Non-Qualified Retirement Plan during the fiscal year and all of these amounts are included in the Summary Compensation Table above in the “Salary” or “Non-Equity Incentive Plan Compensation” column as applicable.

(2)	The amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

(3)

No portion of these earnings was included in the Summary Compensation Table because the Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

Potential Payments upon Termination or Change in Control

As described above in the CD&A, the employment agreement with Mr. Jellison and offer letters or separation agreements with other named executive officers provide for certain benefits in the event of the termination of the officer’s employment under certain conditions. The amount of the benefits varies depending on the reason for termination, as explained below.

Employment Agreement with Mr. Jellison

Termination for Cause; Resignation Without Good Reason. If Mr. Jellison were terminated for cause or if he were to resign without good reason (as such terms are defined in his agreement), he would receive the salary and vested benefits that are accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus is paid for that year. No special severance benefits would be payable.

Termination Due to Death or Disability. If Mr. Jellison were to die or terminate employment due to disability, he (or his estate) would receive salary and vested benefits accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus is paid for that year. No special severance benefits would be payable.

Termination Without Cause; Resignation for Good Reason. If Mr. Jellison were terminated without cause or resigned for good reason, either before a change of control of the Company occurs or more than one year after a change of control, he would receive a severance payment, in addition to accrued salary, earned and unpaid bonus from the prior fiscal year and vested benefits, of two times his annual base salary. He would also receive a pro-rated target bonus for the year and continuation of health and welfare benefits for a period of two years. Any stock option that would have vested during the one-year period following termination would also become immediately exercisable.

In Connection with a Change of Control. If Mr. Jellison were terminated without cause or resigned for good reason within one year following a change of control of the Company, then in addition to accrued salary, prorated bonus and vested benefits, he would be entitled to:

•

a severance payment equal to two times the sum of (i) his then current base salary and (ii) the greater of the average of his last two years’ annual bonuses or his target bonus for the year of termination,

•	accelerated vesting of all of his outstanding equity awards, and

•	continuation of health and welfare benefits for a period of two years.

Restrictive Covenants. Mr. Jellison has also agreed not to compete with the Company for a period of one year after his termination of employment for any reason.

Offer Letters to Messrs. Humphrey and Liner

Mr. Humphrey. Pursuant to an offer letter dated April 24, 2006, as amended December 30, 2008, if Mr. Humphrey’s employment is terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to his then-current annual base salary.

Mr. Liner. Pursuant to an offer letter dated July 21, 2005, as amended December 30, 2008, if Mr. Liner’s employment is terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to the sum of his then-current annual base salary and annual bonus earned with respect to the last year before the termination occurred.

Summary of Termination Payments and Benefits

The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he had terminated employment on December 31, 2012 under the circumstances shown. Scenarios for termination due to involuntarily for cause, voluntary resignation, and retirement have not been included because, in those circumstances, no severance or other additional payments will be made to named executive officers. Scenarios for termination due to death or disability have not been included because they do not discriminate in scope, terms or operation in favor of named executive officers compared to the benefits offered to all salaried employees.

BRIAN D. JELLISON

	Termination Scenario
Potential Payments Upon Termination or Change-in-Control	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)

Cash payments	$4,887,500	$4,887,500	$7,475,000
Accelerated Equity Awards(2)
2008 Stock Option Grant	-	-	6,188,600
2011 Restricted Stock Grant	-	-	11,148,000
2012 Restricted Stock Grant	-	-	11,148,000
Continued Medical Benefits	21,731	21,731	21,731

Total	$4,909,231	$4,909,231	$35,981,331

JOHN HUMPHREY

	Termination Scenario
Potential Payments Upon Termination or Change-in-Control	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)

Cash payments	-	$725,000	$725,000
Accelerated Equity Awards(2)(3)
2010 Stock Option Grant	-	-	1,207,400
2011 Stock Option Grant	-	-	1,516,800
2012 Stock Option Grant	-	-	535,800
2010 Restricted Stock Grant	-	-	668,880
2011 Restricted Stock Grant	-	-	1,858,037
2012 Restricted Stock Grant	-	-	2,229,600
Continued Medical Benefits	-	32,565	32,565

Total	-	$757,565	$8,774,083

DAVID B. LINER

	Termination Scenario
Potential Payments Upon Termination or Change-in-Control	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)

Cash payments	-	$860,000	$860,000
Accelerated Equity Awards(2)(3)
2010 Stock Option Grant	-	-	241,480
2011 Stock Option Grant	-	-	303,360
2012 Stock Option Grant	-	-	214,320
2010 Restricted Stock Grant	-	-	200,664
2011 Restricted Stock Grant	-	-	222,960
2012 Restricted Stock Grant	-	-	445,920
Continued Medical Benefits	-	16,519	16,519

Total	-	$876,519	$2,505,223

PAUL J. SONI

	Termination Scenario
Potential Payments Upon Termination or Change-in-Control	By Employee For Good Reason	By Company Without Cause	Change-in- Control(1)

Cash payments	-	-	-
Accelerated Equity Awards(2)(3)
2010 Stock Option Grant	-	-	241,480
2011 Stock Option Grant	-	-	303,360
2012 Stock Option Grant	-	-	214,320
2010 Restricted Stock Grant	-	-	200,664
2011 Restricted Stock Grant	-	-	222,960
2012 Restricted Stock Grant	-	-	445,920
Continued Medical Benefits	-	-	-

Total	-	-	$1,628,704

(1)	Assumes employment is terminated involuntarily without cause.

(2)	Based on $111.48 closing price as of December 31, 2012.

(3)	Pursuant to Section 14.7 of the 2006 Plan, stock options become fully exercisable and time-based vesting restrictions fully lapse upon the occurrence of a change in control.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company seeks your advisory vote approving the compensation of our named executive officers as disclosed in this Proxy Statement. We believe that our executive compensation programs are structured in the best manner possible to support our business objectives, evidenced by the superior returns Roper has delivered to its stockholders. Over the past 10 years, Roper’s total return to stockholders was 20.6% compounded annually, compared to 7.1% annually for the S&P 500. Over the past five years, Roper’s return was 13.0% annually, compared to 1.7% for the S&P 500.

Our executive compensation programs are designed to provide competitive total compensation that is tied to the achievement of Company performance objectives and to attract, motivate and retain individuals who will build long-term value for our stockholders. See “Compensation Discussion and Analysis” above. Key characteristics of our executive compensation programs include the following:

•

A significant portion of our executive officer’s potential cash compensation is tied to Company performance. Cash bonuses under our non-equity incentive plan for our executive officers are only paid if the Company attains its annual financial target.

•

The number of shares awarded as restricted stock and stock options under our equity incentive programs are generally consistent from year to year, so that the value actually received by executives ultimately depends on the Company’s future long-term performance. These grants comprise a significant portion of an executive’s potential compensation.

•

Fixed base salary for our executive officers represents a smaller percentage of the aggregate potential compensation (consisting of base salary, incentive cash bonus and equity incentives) and is reviewed annually and along with the total compensation.

•	We cap non-equity incentive (cash) bonuses for our named executive officers to avoid encouraging a short-term focus.

•	We have few perquisites and other benefits for our named executive officers.

•	Our stock incentive plan expressly prohibits the repricing of stock options.

•

We do not have a defined pension benefit plan. Our executives may participate in our 401(k) Plan on the same terms as other eligible employees and they may also defer cash compensation (and receive tax-deferred returns on those amounts) under our Non-Qualified Retirement Plan.

•

We use a “double trigger” approach for vesting under our equity incentive plan upon a change in control. This means that the vesting for all participants, including our named executive officers, may be accelerated if the awards are not assumed by the acquiring company or if they are assumed and the participant’s employment is terminated under certain circumstances.

•	We do not provide excise tax gross-ups for change-in-control payments.

•	We have share ownership and retention guidelines for our executives to assure that our executive’s interests are aligned with those of our stockholders.

We are seeking stockholder approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement is hereby APPROVED.

The vote on this proposal is advisory and non-binding; however, the Compensation Committee and the Board will review the results of the vote and consider them when making future determinations regarding our executive compensation programs.

The Board of Directors recommends a vote “FOR” the resolution providing an advisory approval of the Company’s compensation of executive officers.

PROPOSAL 3

AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

TO PROVIDE FOR ANNUAL ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that the Board of Directors shall be divided into three classes of directors, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of stockholders and each class serving three-year terms.

The Board of Directors believes that the classified board structure has encouraged directors to take a long term-perspective and has provided stability to the Board of Directors and the Company along with continuity and protection against certain coercive takeover tactics. Despite these benefits, the Board of Directors recognizes that there is a growing corporate governance trend in favor of declassified boards and the annual election of all directors. After careful consideration, the Board of Directors has unanimously approved an amendment to Article 8 of the Certificate of Incorporation to declassify the Board of Directors and make certain related changes (this “Amendment”). A copy of Article 8 of the Certificate of Incorporation, as it would be implemented upon stockholder approval of this proposal to declassify the Board of Directors, is attached as Appendix A to this Proxy Statement.

The Board of Directors believes that a declassified board structure should be phased-in so that directors serving immediately following the 2013 Annual Meeting of Stockholders can serve out the terms to which they have been elected. Pursuant to this Amendment, the Board of Directors would be declassified, and all directors elected on an annual basis, starting with the 2016 Annual Meeting of Stockholders. If approved by stockholders, this proposal would be effected as follows:

•

The directors belonging to the class of directors elected at this 2013 Annual Meeting of Stockholders will be elected for a three-year term expiring at the 2016 Annual Meeting of Stockholders and will serve out their terms in full. They or their successors would stand for election at the 2016 Annual Meeting of Stockholders, and subsequent annual meetings of stockholders, for a one-year term.

•

The directors belonging to the class of directors whose terms expire at the 2014 Annual Meeting of Stockholders would serve out their current terms, and they or their successors would stand for election at the 2014 Annual Meeting of Stockholders, and subsequent annual meetings of stockholders, for a one-year term.

•

The directors belonging to the class of directors whose terms expire at the 2015 Annual Meeting of Stockholders would serve out their current terms, and they or their successors would stand for election at the 2015 Annual Meeting of Stockholders, and subsequent annual meetings of stockholders, for a one-year term.

•

Beginning with the 2016 Annual Meeting of Stockholders, and at each annual meeting thereafter, our entire Board of Directors would stand for election for a one-year term and the Board of Directors would no longer be classified.

Consistent with Delaware Law, because the Board of Directors is classified, the Certificate of Incorporation currently provides that the directors are removable by stockholders only “for cause.” Upon the declassification of the Board of Directors as of the 2016 Annual Meeting of Stockholders, all directors would be removable “with or without cause” upon the requisite vote of stockholders.

If this Amendment is approved it will become effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State, which we intend to do promptly following this 2013 Annual Meeting of Stockholders.

The Board of Directors recommends a vote “FOR” the approval of the amendment to the Certificate of Incorporation.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three non-employee directors, each of whom has been determined by the Board of Directors to be independent under the rules of the NYSE and the SEC. The Audit Committee’s responsibilities are set forth in its charter.

The Audit Committee oversees and reviews with the full Board of Directors any issues with respect to the Company’s financial statements, the structure of the Company’s legal and regulatory compliance, the performance and independence of the Company’s independent auditors and the performance of the Company’s internal audit function. The Committee retains the Company’s independent auditors to undertake appropriate reviews and audits of the Company’s financial statements, determines the compensation of the independent auditors, and pre-approves all of their services. The Company’s management is primarily responsible for the Company’s financial reporting process and for the preparation of the Company’s financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee maintains oversight of the independent public accountants by discussing the overall scope and specific plans for their audits, the results of their examinations, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting. The Audit Committee may delegate its duties and responsibilities to a subcommittee of the Committee.

The Audit Committee maintains oversight of the Company’s internal audit function by evaluating the appointment and performance of the Company’s Vice President of internal auditing and periodically meeting with the Vice President of internal auditing to receive and review reports of the work of the Company’s internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes and risks or exposures, if any, that may have a material effect on the Company’s financial statements.

The Audit Committee has: (i) appointed and retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors for the fiscal year ended December 31, 2012; (ii) reviewed and discussed with the Company’s management the Company’s audited financial statements for the fiscal year ended December 31, 2012; (iii) discussed with PwC the matters required to be discussed by the statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iv) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountants its independence; (v) discussed matters with PwC outside the presence of management; (vi) reviewed internal audit recommendations; (vii) discussed with PwC the quality of the Company’s financial reporting; and (viii) reviewed and discussed with PwC the results of the audit of the effectiveness of internal control over financial reporting in accordance with § 404 of the Sarbanes-Oxley Act.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

David W. Devonshire, Chairman

John F. Fort III

Christopher Wright

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Roper specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

INDEPENDENT PUBLIC ACCOUNTANTS FEES

Set forth below are the professional fees billed by PwC for the fiscal years ended December 31, 2012 and 2011. It is the Audit Committee’s policy that all services performed by and all fees paid to the independent auditor require the Audit Committee’s prior approval. As such, all audit, audit-related tax and other fees were pre-approved by the Audit Committee.

	Dollars in Thousands
Fees	FY 2012	FY 2011

Audit Fees(1)	$4,166	$3,729
Audit-Related Fees(2)	487	232
Tax Fees(3)	1,078	754
All Other Fees	6	24

Total Fees	$5,737	$4,739

(1)

Aggregate fees from PwC for audit or review services in accordance with the standards of the Public Company Oversight Board (United States) and fees for services, such as statutory audits and review of documents filed with SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Aggregate fees from PwC for assurance and related services which primarily include due diligence on acquisition targets.

(3)	Tax fees include tax compliance, assistance with tax audits, tax advice and tax planning.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP AS

OUR INDEPENDENT REGISTERED ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2013

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered accounting firm for the year ending December 31, 2013. The Board of Directors recommends that the stockholders ratify this appointment. PwC has been the Company’s independent auditor since May 2002. One or more representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire, and to respond to appropriate questions of stockholders in attendance. If this proposal does not pass, the selection of our independent registered accounting firm will be reconsidered by the Audit Committee and the Board of Directors. Even if the proposal passes, the Audit Committee may decide to select another firm at any time.

The Board of Directors recommends a vote “FOR” approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the year ending December 31, 2013.

INFORMATION REGARDING THE

2014 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal for consideration for inclusion in the Proxy Statement for the 2014 Annual Meeting of Stockholders, the proposal must be received at Roper’s corporate offices at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attn: Secretary, no later than December 26, 2013. All proposals must conform to the rules and regulations of the SEC.

A stockholder may also nominate directors or have other business brought before the 2014 Annual Meeting of Stockholders by submitting the nomination or proposal between January 24, 2014 and February 23, 2014, in accordance with Roper’s By-laws. The nomination or proposal must be delivered to Roper’s corporate offices at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary.

For any stockholder proposal not submitted for inclusion in the Proxy Statement for Roper’s 2014 Annual Meeting of Stockholders but intended to be presented directly at that annual meeting (other than the nomination of a director candidate), the notice must include the text of the proposal; a brief statement of the reasons why the stockholder favors the proposal; the stockholder’s name and address; the number and class of all shares of each class of Company stock owned of record and beneficially by the stockholder (and any beneficial owner on whose behalf the proposal is made); a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder (and any beneficial owner on whose behalf the proposal is made) with respect to the corporation’s securities; and if applicable, any material interest of such stockholder and such beneficial owner in the matter proposed (other than as a stockholder).

The notice to nominate any person for election as a director of the Company must include a written statement setting forth (i) the name of the person to be nominated; (ii) the number and class of all shares of each class of Company stock owned of record and beneficially by such person, as reported by such person to the stockholder; (iii) such other information regarding each nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; (iv) such person’s signed consent to serve as a director of the Company if elected; (v) such stockholder’s name and address; (vi) the number and class of all shares of each class of Company stock owned of record and beneficially by such stockholder (and any beneficial owner on whose behalf the nomination is made); and (vii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder (and any beneficial owner on whose behalf the proposal is made) with respect to the corporation’s securities.

With respect to matters not included in the Proxy Statement but properly presented at the Annual Meeting of Stockholders, management generally will be able to vote proxies in its discretion if it receives notice of the proposal during the period specified above and advises stockholders in the Proxy Statement for the 2014 Annual Meeting of Stockholders about the nature of the matter and how management intends to vote on the matter, unless the proponent of the stockholder proposal (a) provides Roper with a timely written statement that the proponent intends to deliver a proxy statement to at least the percentage of Roper’s voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides Roper with a statement from a solicitor confirming that the necessary steps have been taken to deliver the proxy statement to at least the percentage of Roper’s voting shares required to carry the proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be or is intended to be presented at the Annual Meeting. Should any further business come before the Annual Meeting or any adjourned Annual Meeting, it is the intention of the proxies named in the enclosed proxy to vote according to their best judgment.

By the Order of the Board of Directors

Brian D. Jellison

Dated: April [ ], 2013	Chairman, President and Chief Executive Officer

Annex A

Article 8 of the Certificate of Incorporation

As Proposed to be Amended

8.(i) Except as otherwise provided in this Certificate of Incorporation or the General Corporation Law of the State of Delaware, the business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of such number of members as may be fixed, subject to the rights of the holders of any series of preferred stock then outstanding, from time to time, by the affirmative vote of the majority of the members of the Board of Directors of the corporation, but not less than the minimum number authorized by the State of Delaware.

(ii)	Subject to the rights of the holders of any series of preferred stock then outstanding:

a.	Until the election of directors at the 2016 Annual Meeting of Stockholders, the Board of Directors shall be divided into three classes of directors, as nearly equal in number as possible. Subject to Sections (ii)(b)-(d) and (iii)-(iv) of this Article 8, each class of directors shall be elected for a three-year term and the terms of each class shall be staggered so that only one class of directors will be elected at each annual meeting of stockholders.

b.	Each director serving as a director immediately following the 2013 Annual Meeting of Stockholders, or elected or appointed thereafter, shall hold office until the term for which they were elected or appointed expires and their successor is duly elected and qualified, or until their earlier death, resignation or removal from office.

c.	At each annual meeting of stockholders commencing with the 2014 Annual Meeting of Stockholders, successors to the class of directors whose terms expire at that annual meeting of stockholders shall be elected for a one-year term.

d.	From and after the election of directors at the 2016 Annual Meeting of Stockholders, the Board of Directors shall cease to be classified and all directors shall be elected for one-year terms expiring at the next annual meeting of stockholders.

(iii)	Subject to the rights of the holders of any series of preferred stock then outstanding:

a.	Until the 2016 Annual Meeting of Stockholders, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of the corporation entitled to vote for the election of directors. For purposes of this Article 8, cause for removal shall be construed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the corporation in a matter of substantial importance to the corporation.

b.	From and after the 2016 Annual Meeting of Stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least a majority of the voting power of all of the shares of the corporation entitled to vote for the election of directors.

(iv)	Subject to the rights of the holders of any series of preferred stock then outstanding:

a.	Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office.

b.	Until the election of directors at the 2016 Annual Meeting of Stockholders, each director chosen to fill a vacancy in the Board of Directors shall receive the classification of the vacant directorship to which he or she has been appointed or, if it is a newly created directorship, shall receive the classification that at least a majority of the directors then in office designate and shall hold office until the first meeting of stockholders held after his or her appointment for the purpose of electing directors of that classification, and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal from office.

c.	From and after the 2016 Annual Meeting of Stockholders, each director chosen to fill a vacancy in the Board of Directors shall hold office until the first meeting of stockholders held after his or her appointment for the purpose of electing directors and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal from office.

ROPER INDUSTRIES, INC. 6901 PROFESSIONAL PKWY EAST SARASOTA, FL 34240 ATTN: LEGAL DEPT

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M58384-P37913	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROPER INDUSTRIES, INC.					For All	Withhold All		For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors				☐	☐		☐
Nominees:
01) David W. Devonshire
02) John F. Fort III
03) Brian D. Jellison

The Board of Directors recommends you vote FOR the following proposals:					For	Against		Abstain	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	To consider, on a non-binding, advisory basis, a resolution approving the compensation of our named executive officers.				☐	☐		☐	4. To ratify of the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company.		☐	☐	☐

3.	To consider a proposal to amend the Company’s Certificate of Incorporation to provide for the annual election of all directors.				☐	☐		☐	5. To transact any other business properly brought before the meeting.

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all nominees listed and FOR Proposals 2, 3 and 4. If any other matters properly come before the meeting the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.							☐

Please indicate if you plan to attend this meeting.			☐ Yes	☐ No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date							Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be

Held on May 24, 2013:

The Notice and Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

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M58385-P37913

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 24, 2013

The undersigned hereby authorize(s) BRIAN D. JELLISON and DAVID B. LINER, or either of them as proxies, and each with full power of substitution and revocation, to represent and vote the shares of common stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholder to be held on May 24, 2013 at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 at 12:00 noon (local time) and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3, AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE